EXHIBIT 3.1(c)
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             OBJECTSOFT CORPORATION




                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is ObjectSoft Corporation.

                  2.  The  Certificate  of   Incorporation  of  the  Corporation
(hereinafter called the "Certificate of Incorporation") is hereby amended by deleting the entire Fourth Article and replacing it with the following:

                  "FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 55,000,000 shares divided into two classes; 50,000,000 shares of which shall be designated as Common Stock, $.0001 par value per share, and 5,000,000 shares of which shall be designated as Preferred Stock, with $.0001 par value per share. There shall be no preemptive rights with respect to any shares of capital stock of the Corporation."

                  3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Dated: June 3, 1999


                                        /s/ David E.Y. Sarna
                                        ----------------------------------------
                                        David E.Y. Sarna, Chairman and Secretary
Attest:


/s/ Janis Barsuk
---------------------------------
Janis Barsuk, Assistant Secretary